Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sharps Compliance Corp.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-155638, 333-200544 and 333-170765) of Sharps Compliance Corp. of our report dated August 23, 2017, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Houston, Texas
August 23, 2017